Filed Pursuant to Rule 424(b)(2)

Registration File No. 333-198107

PROSPECTUS

$75,000,000

CELSUS THERAPEUTICS PLC

Ordinary Shares

Ordinary Shares, in the form of American Depositary Shares

Preference Shares

Preference Shares, in the form of American Depositary Shares

Warrants

We may offer and sell from time to time an indeterminate number of shares of our: ordinary shares, each ten (10) of which may be represented by one American Depositary Share; preference shares, which may be represented by American Depositary Shares; warrants to purchase any other securities that may be sold under this prospectus, securities of third parties or other rights; and any combination of these securities, individually or as units. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Our American Depositary Shares, each representing ten (10) ordinary shares, evidenced by American Depositary Receipts, are traded on the NASDAQ Capital Market under the symbol “CLTX”. If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin. On August 20, 2014, the closing price for our American Depositary Shares, as reported on the NASDAQ Capital Market, was $5.40 per share.

Investing in our securities involves certain risks. See “Risk Factors” beginning on Page 3 of this prospectus and in the applicable prospectus supplement for certain risks you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2014.

SUMMARY

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer shares of the securities described in this prospectus with a total value of up to $75,000,000, or the equivalent denominated in foreign currencies, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate offering price;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

Registration of the securities covered by this prospectus does not mean that these securities will necessarily be offered or sold. As of the date of filing this registration statement, we have no specific plans for selling the securities registered hereunder.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC’s public reading room mentioned under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of the date set forth on the cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

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•	the net proceeds to us.

Our Company

Celsus Therapeutics PLC is a biopharmaceutical company dedicated to the discovery and development of novel, first-in-class, non-steroidal, synthetic anti-inflammatory drugs. We recently changed our corporate name from Morria Biopharmaceuticals PLC to Celsus Therapeutics PLC. We believe that we have created a new class of synthetic drugs that we term Multifunctional Anti-Inflammatory Drugs representing a new multi-drug platform for the treatment of a wide range of inflammatory diseases and conditions. For decades, steroids have been the most commonly used anti-inflammatory drugs in the world, used extensively to treat inflammatory diseases and allergies. However, steroids are associated with severe side effects, such as metabolic changes, weight gain, changes in blood pressure, diabetes, osteoporosis, cataract and glaucoma, psychosis and depression. These side effects have led to reluctance by the Federal Drug Administration, or FDA, medical providers and their patients to use these drugs, providing an unmet need in multiple disease markets for safer alternatives to steroids.

In general, inflammation is a defense mechanism (part of our immune system) protecting our bodies from infection and trauma. However, when inflammation is triggered for the wrong reasons (i.e., not as a reaction to infection) or is unable to shut down, this results in an inflammatory disease. Since each organ in the body is capable of protecting itself from infections using inflammation, each organ can suffer from an inflammatory disease or condition such as allergies or autoimmune disorders.

Inflammatory diseases therefore manifest in a wide range of symptoms, affecting any organ in the body and have diverse causes. Inflammatory diseases encompass such diverse diseases as respiratory diseases (e.g. allergic rhinitis, asthma, and chronic obstructive pulmonary disease (COPD), cystic fibrosis), chronic gastrointestinal diseases (e.g. Crohn’s disease and ulcerative colitis), skin inflammations (e.g. dermatitis, eczema, psoriasis and rosacea), cardiovascular diseases (e.g. restenosis, thrombosis and acute cardiovascular syndrome), diseases of the eye (e.g. dry eye, uveitis, and conjunctivitis), diseases such as arthritis and related diseases (e.g. osteo-arthritis and rheumatoid-arthritis), autoimmune disorder (e.g. Lupus, Wegeners, and dermatomyositis), and disease of the central nervous system (e.g. multiple sclerosis). However, while the causes and symptoms of these diseases are diverse, their treatment is often the same: anti-inflammatory drugs.

Our lead clinical product candidate is MRX-6, a topical cream for treating contact dermatitis (a common type of eczema). We have conducted two investigator initiated Phase II clinical trials of MRX-6 in allergic contact dermatitis: a single center, vehicle controlled, double blind Phase 2a clinical trial, and a second, multi-center, vehicle controlled, double blind study of MRX-6 was completed in Israel in 2013. Results from this second study were reported on May 8, 2013. These results demonstrated that MRX-6 was a safe and effective treatment for chronic hand eczema secondary to contact dermatitis, replicating the results we saw in our earlier Phase IIa trial. The results showed a 56% improvement in symptoms (dryness, scaling, redness, pruritus and fissures) from baseline in the MRX-6 treated hand/forearm, compared to a 24% improvement for vehicle (“placebo”) treated hand/forearm (p < 0.0001). Each patient acted as his or her own control. Clinically significant benefit, defined as a 50% reduction in symptoms from baseline in the MRX-6 treated hand/forearm was seen in 67% of patients. MRX-6 was found to be safe and well-tolerated, with no adverse events. The benefit was similar regardless of patient baseline score, study center or symptom sub-score.

We are currently conducting a Phase II trial of MRX-6 cream 2% in pediatric patients with atopic dermatitis. The trial is being conducted in five to six centers in Israel as well as Argentina, enrolling 80 pediatric patients ranging in age from two to 17 years. The trial is a double-blind, parallel-group, vehicle-controlled study to evaluate the safety and efficacy of MRX-6 cream 2% in a pediatric population with mild to moderate atopic dermatitis (Clinicaltrials.gov NCT02031445). The trial will enroll patients into a four-week double-blind period, followed by a four-week open label extension for those patients who wish to continue in the trial. Results from this trial are expected late in the fourth quarter of 2014 or early 2015.

We may also undertake, depending on available resources, pre-clinical studies for three other product candidates: OPT-1 (for the treatment of conjunctivitis and dry eye); MRX-5 (for the treatment of inflammatory bowel disease); and CFX-1 (for the treatment of cystic fibrosis). Given the common biochemical mechanism of all inflammatory diseases, we plan to gradually expand the application of our platform technology for our product candidates to other forms of inflammatory diseases in the future, such as arthritis and related diseases (osteoarthritis and rheumatoid-arthritis).

For more information regarding our business, including our history and development and, our pipeline of drug candidates, please refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 24, 2014 (the “2014 Annual Report”).

Corporate Information

Our corporate headquarters are located at 53 Davies Street, London W1K 5JH, United Kingdom, telephone +44-203-318-3004 and 24 West 40th Street, New York, NY 10018, USA, telephone +1-646-350-0702, and our registered office is located at 42-46 High Street, Esher, Surrey KT109QY, United Kingdom. Our internet address is http://www.celsustx.com. Our website and the information contained on or accessible through our website are not part of this prospectus. Our agent for service of process in the United States is Mark S. Cohen, Esq., Pearl Cohen Zedek Latzer, LLP, New York, New York 10036.

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For additional information about our company, please refer to other documents we have filed with the SEC and that are incorporated by reference into this prospectus, as listed under the heading “Incorporation by Reference.” Additional information about us can be found on our website, at www.celsustx.com , and in our periodic and current reports filed with the SEC. Copies of our current and periodic reports filed with the SEC are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and online at www.sec.gov and our website at www.celsustx.com.

Implications of Being an Emerging Growth Company

Pursuant to The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we are classified as an “Emerging Growth Company.” Under the JOBS Act, Emerging Growth Companies are exempt from certain reporting requirements, including the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act. Under this exemption, our auditor will not be required to attest to and report on management’s assessment of our internal controls over financial reporting during a five-year transition period. We are also exempt from certain other requirements, including the requirement to adopt certain new or revised accounting standards until such time as those standards would apply to private companies.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements and readers are cautioned that our actual results may differ materially from those discussed in the forward-looking statements. Forward-looking statements include statements regarding our intent, belief or current expectations or those of our management regarding various matters, including statements that include forward-looking terminology such as “may,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues,” or similar expressions. These forward-looking statements include, without limitation, statements regarding our future capital needs, our ability to acquire or develop additional marketable products, acceptance of our products by prescribers and end-users, competitive factors, and our marketing and sales plans. In addition, we may make forward-looking statements in future filings with the SEC and in written material, press releases and oral statements issued by or on behalf of us. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our preclinical studies, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation and third-party reimbursement, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on third parties and other factors. In evaluating our business, prospective investors should carefully consider these factors in addition to the other information set forth in this prospectus and incorporated herein by reference, including under the caption, “Risk Factors.” All forward-looking statements included in this document are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

DESCRIPTION OF SECURITIES

We may offer our ordinary shares, each ten (10) of which may be represented by one American Depositary Share, preference shares, which may be represented by American Depositary Shares, warrants to purchase any such securities and any combination of these securities, individually or as units, with a total value of up to $75,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

Ordinary Shares

In the following summary, a “shareholder” is the person registered in our register of members as the holder of the relevant securities. For those ordinary shares that have been deposited in our ADS facility pursuant to our deposit agreement with Deutsche Bank Trust Company Americas, Deutsche Bank Trust Company Americas or its nominee is deemed the shareholder.

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Dividends

Holders of shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. To date there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be forfeited and shall revert to us. In addition, the payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share or a Preference Share into a separate account shall not constitute us as a trustee in respect thereof.

Rights in a Liquidation

Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to prior satisfaction of the claims of creditors and preferential payments to holders of outstanding Preference Shares.

Voting Rights

Voting at any general meeting of shareholders is by a show of hands, unless a poll is demanded. A poll may be demanded by:

•	the chairman of the meeting;

•	at least two shareholders entitled to vote at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or

•	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

In a vote by a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote. In a vote on a poll, every shareholder who is present in person or by proxy shall have one vote for every share of which they are registered as the holder (provided that no shareholder shall have more than one vote on a show of hands notwithstanding that he may have appointed more than one proxy to vote on his behalf). The quorum for a shareholders’ meeting is a minimum of two persons, present in person or by proxy. To the extent the Articles of Association provide for a vote by a show of hands in which each shareholder has one vote, this differs from U.S. law, under which each shareholder typically is entitled to one vote per share at all meetings.

Holders of ADSs are also entitled to vote by supplying their voting instructions to Deutsche Bank Trust Company Americas who will vote the ordinary shares represented by their ADSs in accordance with their instructions. The ability of Deutsche Bank Trust Company Americas to carry out voting instructions may be limited by practical and legal limitations, the terms of our Articles of Association, and the terms of the ordinary shares on deposit. We cannot assure the holders of our ADSs that they will receive voting materials in time to enable them to return voting instructions to Deutsche Bank Trust Company Americas a timely manner.

Unless otherwise required by law or the Articles of Association, voting in a general meeting is by ordinary resolution. An ordinary resolution is approved by a majority vote of the shareholders present at a meeting at which there is a quorum. Examples of matters that can be approved by an ordinary resolution include:

•	the election of directors;

•	the approval of financial statements;

•	the declaration of final dividends;

•	the appointment of auditors;

•	the increase of authorized share capital; or

•	the grant of authority to issue shares.

A special resolution or an extraordinary resolution requires the affirmative vote of not less than three-fourths of the eligible votes. Examples of matters that must be approved by a special resolution include modifications to the rights of any class of shares, certain changes to the Articles of Association, or our winding-up.

Capital Calls

The board of directors has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the board of directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the board.

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Preference Shares

The following description of our preference shares is only a summary of the general terms of the preference shares of any series we may issue under this prospectus. We will prepare a prospectus supplement each time we issue preference shares, which you should read carefully. The prospectus supplement relating to a series of preference shares or to securities that are convertible into or exchangeable for the preference shares will summarize the terms of the preference shares of the particular series. Those terms will be set out in the resolutions establishing the series that our Board of Directors or an authorized committee adopt, and may be different from those summarized below. If so, the applicable prospectus supplement will state that, and the description of the preference shares of that series contained in the prospectus supplement will apply. In the following summary, a “holder” is the person registered in our register of members as the holder of the relevant securities. For those preference shares, if any, that are deposited in an American Depositary Receipt facility pursuant to a deposit agreement, to be entered into (for additional details see “Description of American Depositary Shares”) with Deutsche Bank Trust Company Americas N.A., the depositary or its nominee is deemed the shareholder.

Our Board of Directors has the authority, without further action by shareholders, to issue preference shares of £.01 per share in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preference shares, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and liquidation preference, any or all of which may be greater than the rights of the ordinary shares.

Our Board of Directors will fix the rights, preferences, privileges, qualifications and restrictions of the preference shares of each series that we sell under this prospectus and applicable prospectus supplements in the resolutions relating to that series. We will describe the terms of the series of preference shares we are offering before the issuance of the related series of preference shares in a prospectus supplement. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price per share;

•	the dividend rate per share, dividend period and payment dates and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preference shares on any securities exchange or market;

•	whether the preference shares will be convertible into our ordinary shares or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

•	whether the preference shares will be exchangeable into debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

•	voting rights, if any, of the preference shares;

•	preemption rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the preference shares;

•	the relative ranking and preferences of the preference shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuances of any class or series of preference shares ranking senior to or on a parity with the series of preference shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

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•	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preference shares.

If we issue shares of preference shares under this prospectus, the shares will be fully paid and non-assessable.

Our Articles of Association and English law provide that the holders of preference shares will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that series of preference shares.

Warrants. We may issue warrants for the purchase of ordinary shares, each ten (10) of which may be represented by one American Depositary Share, and/or preference shares which may be represented by American Depositary Shares, in one or more series, from time to time. We may issue warrants independently or together with ordinary shares, each ten of which may be represented by one American Depositary Share, and preference shares, which may be represented by American Depositary Shares, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read the prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to warrants for the purchase of such ordinary shares, preference shares and debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from reports we would subsequently file with the SEC.

The following table summarizes our outstanding warrants and options, including the exercise price and expiration dates thereof and the number of ordinary shares covered thereby.

CELSUS CAPITALIZATION TABLE

INFORMATION AS AT June 30, 2014

	Number of Shares	Exercise Price	Expiration Date
Ordinary Shares
Shares outstanding as at July 31, 2014	55,561.283
Warrants	3,712,070	$0.57-$2.00	(a)

Options	2,936,690	$0.57-$2.00	(b)

Total Ordinary Share Equivalents	62,210,043
(a)	Between January 2017 and September 2018.
(b)	Between August 2017 and July 2024.

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of ten (10) Ordinary Shares deposited with State Street Bank & Trust Company, having its principal office at 525 Ferry Road, Crewe Toll, Edinburgh, EH5 2AW Scotland, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. English law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt.

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Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Ordinary Shares) set by the depositary with respect to the ADSs.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Shares. The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell Ordinary Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Ordinary Shares. The depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses in connection with that distribution.

•	Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Ordinary Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Ordinary Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

•	Rights to Purchase Additional Shares. If we offer holders of our Ordinary Shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

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•	The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our Ordinary Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our Ordinary Shares, the depositary will cause ownership of the appropriate whole number of our Ordinary Shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional Ordinary Share or (ii) sell or cause to be sold the fractional Ordinary Shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only by mail and in respect of a number of ADSs representing an integral number of our Ordinary Shares or other deposited securities. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of the United Kingdom and the provisions of our constitutive documents, to vote or to have its agents vote the Ordinary Shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Ordinary Shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions . This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

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Fees and Charges

As a holder of American Depository Shares, or ADSs, you will be required to pay the following service fees to the depositary bank:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued
Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
Distribution of cash dividends or other cash distributions	Up to $0.05 per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase ADSs additional ADSs	A fee equivalent to the fee that would be payable if securities distributed to you had been Ordinary Shares and the Ordinary Shares had been deposited for issuance of ADSs
Depositary services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank
Transfer of ADRs	$1.50 per certificate presented for transfer

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of Ordinary Shares charged by the registrar and transfer agent for the Ordinary Shares in the United Kingdom (i.e., upon deposit and withdrawal of Ordinary Shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Ordinary Shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of Ordinary Shares on deposit.

•	Fees and expenses incurred in connection with complying with exchange control regulations and any other regulatory requirements that are not currently applicable but may arise or become applicable to Ordinary Shares, deposited securities, ADSs and ADRs.

•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights, etc.), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to reimburse us for a portion of certain expenses we incur that are related to establishment and maintenance of the American Depository Receipt, or ADR, program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the program are not known at this time.

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Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Ordinary Shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the Ordinary Shares that are not distributed to you or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Ordinary Shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

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•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

•	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting Ordinary Shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, Ordinary Shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of Ordinary Shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Ordinary Shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Ordinary Shares. This is called a pre-release of the ADSs. The depositary may also deliver Ordinary Shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary. The depositary may receive ADSs instead of Ordinary Shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Ordinary Shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such Ordinary Shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such Ordinary Shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such Ordinary Shares or ADSs in its records, and (e) unconditionally guarantees to deliver such Ordinary Shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and Shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

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Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more offerings. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors; or

•	through agents.

We may sell the securities from time to time:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

Any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

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We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless otherwise specified in the related prospectus supplement, all securities we offer, other than American Depositary Shares representing ordinary shares, which are listed in the NASDAQ Capital Market, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Any ordinary shares sold pursuant to a prospectus supplement will be listed for trading on the NASDAQ Capital Market or other principal market for our ordinary shares. We may apply to list any series of debt securities, preference shares or warrants on an exchange, but we are not obligated to do so. Therefore, there may not be liquidity or a trading market for any series of securities.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” or “Plan of Distribution” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of the securities may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our securities offered hereby primarily for general corporate purposes which include, but are not limited to, funding development, and, if approved, the commercialization, of our product candidates and to discover additional product candidates. We may also use a portion of the net proceeds to pay off outstanding indebtedness, if any, and/or acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition at this time, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

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CAPITALIZATION AND INDEBTEDNESS

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

PRICE HISTORY

Price History

Our ADSs have been listed on the NASDAQ Capital Market under the symbol “CLTX” since January 31, 2014. Prior to that, our ADSs were quoted on the OTCQB under the symbol “CLSXD” from January 3, 2014 to January 30, 2014 and were quoted on the OTCQB under the symbol “CLSXY” from September 16, 2013 until January 2, 2014 and under the symbol “MRRBY” from February 19, 2013 to September 15, 2013. Effective January 3, 2014, our ratio of ADS to ordinary shares changed from one ADS per each two ordinary shares to one ADS per each ten ordinary shares. Currently, each ADS is represented by ten ordinary shares.

The following table sets forth the range of high and low closing sale prices for our ADSs for the periods indicated, as reported by the NASDAQ Capital Market or the OTCQB, as applicable. These prices do not include retail mark-ups, markdowns, or commissions but give effect to the change in the number of ordinary shares represented by each ADS to ten ordinary shares per each ADS, implemented on January 3, 2014. Historical data in the table has been restated to take into account these changes.

	USD High	USD Low
Fiscal Year Ended
December 31, 2013	$25.00	$7.10
December 31, 2014
Fiscal Year Ended December 31, 2013
First Quarter	$25.00	$25.00
Second Quarter	$25.00	$20.00
Third Quarter	$20.00	$20.00
Fourth Quarter	$20.00	$7.10
Fiscal Year Ending December 31, 2014
First Quarter	$11.00	$6.15
Second Quarter	$6.96	$5.00
Third Quarter (through August 11, 2014)	$6.27	$5.60
Month Ended
January 2014	$11.00	$8.00
February 2014	$8.15	$6.45
March 2014	$7.10	$6.15
April 2014	$6.27	$5.11
May 2014	$6.10	$5.10
June 2014	$6.96	$5.00
July 2014	$6.27	$5.60

From the date that our ADSs were first quoted on the OTCQB on February 19, 2013 to the date that our ADSs commenced trading on the NASDAQ Capital Market, a small number of ADSs traded at prices ranging from $7.10 to $25.00 per ADS (giving effect to the ADS ratio change effective January 3, 2014), as more fully described below:

•	During the quarter ended March 31, 2013, a total of 60 ADSs were traded at a price of $25.00 per ADS.
•	From April 1, 2013 to June 30, 2013, a total of 160 ADSs were traded at prices ranging from $20.00 per ADS to $25.00 per ADS.
•	From July 1, 2013 to September 30, 2013, a total of 100 ADSs were traded at $20.00 per ADS.
•	From October 1, 2013 to December 31, 2013, a total of 3,420 ADSs were traded at prices ranging from $7.10 per ADS to $20.00 per ADS.

EXPENSES

The following table sets forth various expenses estimated to be incurred by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee	$9,660
Accounting Fees	$5,000
Legal Fees and Disbursements	$25,000
Miscellaneous	$340
Total:	$40,000

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ADDITIONAL INFORMATION

Description of Share Capital

Issued capital

As of August 13, 2014, we had 55,561,283 Ordinary Shares outstanding, and no Deferred A shares (on June 14, 2007, we bought back the 400,000 Deferred A Shares held by CSS, for £400 (or $789); we had 633,333 issued Deferred B shares and 400,000 issued Deferred C shares that expired in 2011, and in June 2012, respectively, yet held by CSS.

As of December 31, 2012, we had 13,369,809 Ordinary Shares outstanding, and no Deferred A shares (on June 14, 2007, we bought back the 400,000 Deferred A Shares held by CSS, for £400 (or $789); we had 633,333 issued Deferred B shares and 400,000 issued Deferred C shares that expired in 2011, and in June 2012, respectively, yet held by CSS.

As of December 31, 2011, we had 12,098,597 Ordinary Shares outstanding, and no Deferred A shares (on June 14, 2007, we bought back the 400,000 Deferred A Shares held by CSS, for £400 (or $789); we had 633,333 issued Deferred B shares that expired in 2011, yet held by CSS and 400,000 Deferred C shares that expired in June 2012, and as of November 30, 2012, still held by CSS.

As of December 31, 2011 and December 31, 2012, there were options issued for the purchase of up to 411,002 and 823,990 of our Ordinary Shares, respectively, pursuant to the terms of our ESOP.

As of December 31, 2012, there are 320,775 options to purchase Ordinary Shares, at an exercise price of £0.80 per share (or $1.25); 60,227 options to purchase Ordinary Shares, at an exercise price of £0.79 per share (or $1.23); 425,000 options to purchase Ordinary Shares, at an exercise price of $1.56 per share; 2,988 options to purchase Ordinary Shares, at an exercise price of $1.75 per share; and 15,000 options to purchase Ordinary Shares, at an exercise price of $2.00 per share.

As of August 13, 2014, there were issued and outstanding: warrants to purchase up to 98,231 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on January 16, 2017; warrants to purchase up to 76,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017; a warrant to purchase up to 309,492 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017; warrants to purchase up to 67,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on March 19, 2017; and warrants to purchase up to 1,929,824 Ordinary Shares at an exercise price of $0.57 per share, which warrants expire on April 3, 2017; and warrants to purchase up to 92,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 26, 2017; and warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on May 22, 2017; and warrants to purchase up to 5,000 Ordinary Shares at an exercise price of $2.25 per share, which warrants expire on June 20, 2017; and warrants to purchase up to 7,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 3, 2017; and warrants to purchase up to 232,558 Ordinary Shares at an exercise price of $1.72 per share, which warrant expires on August 29, 2017; and warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 29, 2017; warrants to purchase up to 8,375 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 28, 2017; warrants to purchase up to 465,930 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire November 30, 2017; warrants to purchase up to 8,750 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 17, 2018; Series A warrants to purchase up to 202,750 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 17, 2018, Series B warrants to purchase up to 375,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire the earlier of (i) the one-year anniversary such warrants are registered, or (ii) 18 months and Series C warrants to purchase up to 187,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 17, 2018; Series A warrants to purchase up to 45,950 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire January 31, 2018; Series A warrants to purchase up to 16,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire February 28, 2018; Series A warrants to purchase up to 18,600 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire February 28, 2018; Series A warrants to purchase up to 12,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire March 20, 2018, Series A warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 9, 2018, Series A warrants to purchase up to 8,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 29, 2018, Series A warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on May 13, 2018, Series A warrants to purchase up to 17,075 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 10, 2018 and Series A warrants to purchase up to 5,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 17, 2018. As of December 31, 2011 and December 31, 2012, there were convertible notes in the principal amount of $0 and $1.1 million, respectively, which notes were convertible into 643,274 of our Ordinary Shares at a conversion price of $1.71 per share, which notes matured on January 4, 2013. On August 29, 2012, we entered into a subscription agreement with Europa International Inc. pursuant to which we sold 232,558 Ordinary Shares and five-year warrants to purchase 232,558 Ordinary Shares at an exercise price of $1.72 per share for an aggregate purchase price of $400,000. As a result of such transaction, the exercise price of the Warrants issued in the April 2012 Financing was reduced to $1.64 per share in accordance with the anti-dilution provisions contained in the April 2012 Financing agreements. On January 2, 2013 we repaid in full the convertible notes. Further, on September 24, 2013, we issued 21,958,302 Ordinary shares at a price of $0.57 per share. As a result of such transaction, the exercise price of the Warrants issued in the April 2012 Financing was reduced to $0.57 per share in accordance with the anti-dilution provisions contained in the April 2012 Financing agreements.

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On June 13, 2007, in the Annual General Meeting, it was resolved that the directors are authorized to issue equity securities after the shareholders waived their pre-emption rights on the issue of new shares. Such power shall expire on the fifth anniversary of the date of passing this resolution, namely June 13, 2012.

On June 28, 2012, in the Annual General Meeting, it was resolved that the directors are authorized to issue equity securities after the shareholders waived their pre-emption rights on the issue of new shares. Such power shall expire on the fifth anniversary of the date of passing this resolution, namely June 28, 2017.

On June 14, 2007, the Company bought back from Prof. Saul Yedgar 1,070,000 Ordinary Shares, for a consideration of approximately in total £1.00 (approximately $1.00).

Shares not representing capital

None.

Shares held by the Company

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury.

History of share capital

The following table sets forth the history of our share capital as of the end of each of our last three fiscal years:

	December 31, 2011		December 31, 2012		December 31, 2013
Ordinary shares	12,098,597	(1)	13,369,809	(2)	40,227,953	(6)
Deferred A shares				(3)
Deferred B shares				(4)
Deferred C shares				(5)
Options (7)	400,000		823,990		2,256,690

(1)	During 2011, we issued 522,026 Ordinary Shares at a price of $1.63-$1.95 per share. Pursuant to the Option Agreement dated February 3, 2005, between us and Yissum, Yissum exercised its option to purchase 15,000 Ordinary Shares at an exercise price of £0.01 per share.

(2)	During 2012, we issued 1,271,212, units of Ordinary Shares and warrants at a price per unit of $1.72-$2.25 per share.

(3)	The deferred A shares were bought back by us on June 14, 2007.

(4)	The deferred B shares expired on May 13, 2011.

(5)	The deferred C shares expired on June 13, 2012.

(6)	During 2013, we issued 22,811,452, Ordinary Shares at $0.57 per share and 4,046, 692 Ordinary Shares due to Most Favored Nation and price protection provisions.

(7)	All of the August 28, 2007 options have an exercise price of £0.80 per share (or $1.56 per share), the options granted to Dr. Sidransky on February 5, 2008 have an exercise price of £0.79 per share (or $1.56 per share) and the options granted to Dr. Bondi on May 27, 2009 have an exercise price of $1.56 per share.

Since January 1, 2012, we have issued the following securities, none of which involved a change in voting rights attached to the securities at issue (for more information, see “- Rights Attached to our Shares” below):

•	On January 16, 2012, we issued 98,231 Ordinary Shares at a price of $2.00 per share and warrants to purchase up to 79,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on January 16, 2017;

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•	On February 12, 2012, we issued 86,000 Ordinary Shares at a price of $2.00 per share and warrants to purchase up to 76,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on February 12, 2017.

•	On February 12, 2012, we issued PCZL a warrant to purchase 309,492 Ordinary Shares at an exercise price of $2.00 per share, which warrant expires on February 12, 2017. This warrant was issued to PCZL in satisfaction of certain legal fees owed by the Company.

•	On March 19, 2012, we issued 12,500 Ordinary Shares at a share price of $2.00 per share and warrants to purchase up to 67,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on March 19, 2017.

•	On April 4, 2012, we issued an aggregate of $1.1 million in original issue discount senior secured convertible notes and warrants to purchase up to an aggregate of 1,929,824 Ordinary Shares at an exercise price of $0.57 (adjusted September 24, 2013 due to price protection), which warrants expire on April 4, 2017. On and after April 4, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. On January 2, 2013 we repaid in full the convertible notes.

•	On April 26, 2012, we issued 47,500 Ordinary Shares at a price of $2.00 per share and granted warrants to purchase up to 92,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on April 26, 2017 and we granted, pursuant to the ESOP, options to purchase up to 395,000 Ordinary Shares at an exercise price of $1.56 per share.

•	On May 22, 2012, we issued 10,000 Ordinary Shares at a price of $2.00 per share and granted warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on May 22, 2017.

•	On June 27, 2012, we issued 10,000 Ordinary Shares at a price of $2.25 per share and issued warrants to purchase up to 5,000 Ordinary Shares at an exercise price of $2.25 per share, which warrants expire on June 27, 2017 and options to purchase up to 2,988 Ordinary Shares at an exercise price of $1.75 per share.

•	On June 28, 2012, we granted, pursuant to the ESOP, options to purchase up to 15,000 Ordinary Shares at an exercise price of $2.00 per share.

•	On August 3, 2012, we issued 7,500 Ordinary Shares at a price of $2.00 per share and granted warrants to purchase up to 7,500 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 3, 2017.

•	On August 29, 2012, we entered into a subscription agreement with Europa International Inc. pursuant to which we sold 232,558 Ordinary Shares and five-year warrants to purchase 232,558 Ordinary Shares at an exercise price of $1.72 per share for an aggregate purchase price of $400,000. As a result of such transaction, the conversion price and exercise price of the Notes and Warrants issued in the April 2012 Financing should be reduced to $1.64 per share in accordance with calculation performed by us pursuant to the anti-dilution provisions contained in the April 2012 financing agreements.

•	On August 29, 2012, we issued 10,000 Ordinary Shares at a price of $2.00 per share and issued warrants to purchase up to 10,000 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on August 29, 2017.

•	On September 28, 2012, we issued 8,375 Ordinary Shares at a price of $2.00 per share and issued warrants to purchase up to 8,375 Ordinary Shares at an exercise price of $2.00 per share, which warrants expire on September 28, 2017. In addition, we issued 16,279 Ordinary Shares for financial advisory services to a consultant in relation with our financing in August 2012.

•	On November 30, 2012, we issued an aggregate of 751,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $1,503,000. The warrants are to purchase up to an aggregate of 375,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on November 30, 2017. On and after November 30, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

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•	On January 17, 2013, we issued 473,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 799,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $946,000. In addition, we issued a warrant to purchase 43,035 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 17, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On January 31, 2013, we issued an aggregate of 77,500 units, each unit consisting of one Ordinary Share and one warrant to purchase one half of one share, at a price per unit of $2.00 for gross proceeds of $155,000. The warrants are to purchase up to an aggregate of 38,750 Ordinary Shares at an exercise price of $2.00, which warrants expire on January 31, 2018. In addition, we issued a warrant to purchase 7,200 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after January 31, 2013, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis. Furthermore, if Garden State Securities raises an aggregate of at least $3,500,000 for the Company, the agreement that was signed with the agent on November 30, 2012 shall be amended such that the warrants granted to them in relation to the November Financing, will be eligible to a down-round anti-dilution protection.

•	On February 28, 2013, we issued 63,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 31,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $126,000. In addition, we issued a warrant to purchase 3,600 Ordinary Shares to Garden State Securities as part of the compensation related to the 2013 Financing. On and after February 28, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On March 20, 2013, we issued 25,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 12,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $50,000. On and after March 20, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On April 9, 2013, we issued 32,500 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 16,250 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $65,000. On and after April 9, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On April 29, 2013, we issued 117,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 58,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $234,000. On and after April 29, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On May 13, 2013, we issued 20,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 10,000 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $40,000. On and after May 13, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On September 10, 2013, we issued 34,150 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 17,075 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $68,300. On and after September 10, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

•	On September 17, 2013, we issued 11,000 of our Ordinary Shares at a price of $2.00 per share, and we issued warrants to purchase 5,500 Ordinary Shares at an exercise price of $2.00 per share for total proceeds of approximately $22,000. On and after September 17, 2014, if a registration statement registering the Ordinary Shares underlying the warrants is not effective, the holders of the warrants may exercise their warrants on a cashless basis.

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•	On September 19, 2013, we issued 21,958,302 Ordinary shares at a price of $0.57 per share for total proceeds of approximately $12,516,232. As a result of price protection provisions from investment agreements with previous investors, (i) an aggregate of 4,046,692 additional ordinary shares are being issued to previous investors in connection with this issuance (and after payment of par value) and (ii) there will be an additional 1,259,092 ordinary shares issuable upon exercise of outstanding warrants.

•	On February 5, 2014, we issued 15,333,330 Ordinary shares at a price of $0.57 per share for total proceeds of approximately $9,200,000.

Memorandum and Articles of Association

Objects and Purposes

We were incorporated in England and Wales as a private limited company on October 7, 2004 under the name “Freshname No. 333 Limited,” registered number 5252842. On January 19, 2005, we changed our name to “Morria Biopharmaceuticals Ltd.” and subsequently re-registered as a public limited company, under the name “Morria Biopharmaceuticals PLC.” on February 15, 2005. In June 2013, we changed our name to “Celsus Therapeutics PLC.” The objective stated in Section 3 of our Articles is to carry on business as a general commercial company.

Fiduciary Duties of Office Holders

The Companies Act imposes a duty of care and a duty of loyalty on all office holders of a company. The duty of care requires an office holder to act with the standard of skills with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means to obtain:

•	information regarding the business advisability of a given action brought for his or her approval or performed by him or her by virtue of his or her position; and

•	all other information of importance pertaining to the aforesaid actions.

The duty of loyalty requires an office holder to act in good faith and for the benefit of the company and includes a duty to:

•	refrain from any act involving a conflict of interest between the fulfillment of his or her role in the company and the fulfillment of any other role or his or her personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company with the aim of obtaining a personal gain for himself or herself or others; and

•	disclose to the company all information and provide it with all documents relating to the company’s affairs which the office holder has obtained due to his position in the company.

Under equity, directors have owed fiduciary duties to their companies. Chapter 2 of Part 10 of the Companies Act 2006 (2006 Act) codifies certain of those duties. The relevant statutory duties under the 2006 Act are:

•	to act within powers;

•	to promote the success of the company;

•	to exercise independent judgment;

•	to avoid conflicts of interest;

•	not to accept benefits from third parties; and

•	to declare an interest in a proposed transaction or arrangement.

In addition, the general principles of Fiduciary Duties as set out in common law continue in place in respect of Directors. The general four principles of Fiduciary Duties are:

(a)	No conflict: A must not place himself in a position where his own interests conflict with those of B or where there is a real possibility that this will happen. This is also known as conflict of duty or conflict of interest.

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(b)	No-profit: A must not profit from his position at the expense of B. This is also known as misuse of property held in a fiduciary capacity.

(c)	Undivided loyalty: A fiduciary owes undivided loyalty to his beneficiary. Rather confusingly, this is sometimes called conflict of duty. A must not place himself in a position where his duty to another customer conflicts with his duty to B.

(d)	Confidentiality: A must use or disclose information obtained in confidence from B for the benefit only of B.

In the corporate realm, these have been refined as follows:

•	Duty to act in good faith in the best interests of the company: A director had to act at all times in good faith in what he considered was the best interests of the company.

•	Duty to act within the powers conferred by the company’s memorandum and articles of association and to exercise powers for proper purposes: A director could not cause the company to undertake activities outside that permitted by the company’s constitutional documents, or exercise his powers for any “improper purpose”.

•	Duty to avoid conflicting interests and duties: A director was obliged to avoid placing himself in a position where there was a conflict, or possible conflict, between the duties which he owed to the company and either his personal interests or other duties which he owed to a third party.

•	Duty not to make unauthorized profits: A director was under a duty to account for any personal profit made by virtue of his directorship unless the prof it was authorized by shareholder resolution or was in accordance with the company’s articles. The duty to account was strict, and did not depend on fraud or lack of good faith, or on the company suffering any loss.

Standard of Care

A director had to take such actions as would be taken by “a reasonably diligent person,” having both:

•	the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company; and

•	the general knowledge, skill and experience that that director has.

Disclosure of Personal Interests of an Officer Holder

The Companies Act requires that an office holder disclose to the Company any personal interest that he or she may have, and all related material information and documents known to him or her, in connection with any existing or proposed transaction by the company. The disclosure is required to be made promptly and in any event, no later than the board of directors meeting in which the transaction is first discussed. “Personal interest” is defined by the Companies Act as a personal interest of a person in an act or transaction of the company, including a personal interest of his relative or of a corporate body in which that person or a relative of that person is a holder of 20% or more of that corporate outstanding shares or voting rights, is a director or general manager, or in which he or she has the right to appoint at least one director or the general manager. “Personal interest” does not apply to a personal interest stemming merely from the fact that the office holder is also a shareholder in the company. The term “personal interest” also includes the personal interest of a person voting under a proxy given by another person, even if such appointing person has no personal interest in the proposed act or transaction. The vote of a person voting under a proxy given by a person having a personal interest in the proposed act or transaction, even if the person voting under the proxy has no personal interest, shall be deemed as a vote made by a person having a personal interest in the proposed act or transaction. In relation to the relatives of a director under the Companies Act, this includes the spouse or civil partner, children living with the director who are under 18 and the director’s parents.

Section 177 of the Companies Act requires any transaction in which a director has an interest to be declared, and not only those that are extraordinary transactions.

Except as provided in our New Articles of Association, as adopted by special resolution passed on June 28, 2012, or our Articles, a director may not vote at a meeting of the board or of a committee of the board on any resolution concerning a matter:

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•	in which he has (either alone or together with any person connected with him, as provided in the Companies Act) a material interest, other than an interest in shares or debentures or other securities of or in the company; and

•	subject to the Companies Act, which conflicts or may conflict with the interests of Celsus.

A director is not counted in the quorum at a meeting in relation to any resolution on which he is debarred from voting.

Notwithstanding the foregoing, a director is entitled to vote and be counted in the quorum in respect of any resolution concerning any of the following matters:

•	the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of Celsus or any of our subsidiaries for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

•	any proposal concerning an offer of shares or debentures or other securities of or by Celsus or any of our subsidiaries for subscription or purchase in which offer he is or is to be interested as a participant as the holder of such shares, debentures or other securities or in its underwriting or sub-underwriting;

•	any contract, arrangement, transaction or other proposal concerning any other company in which he holds an interest not representing one per cent. or more of any class of the equity share capital (calculated exclusive of any shares of that class held as treasury shares) of such company, or of any third company through which his interest is derived, or of the voting rights available to members of the relevant company, any such interest being deemed for the purpose of this regulation to be a material interest in all circumstances;

•	any contract, arrangement, transaction or other proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by Her Majesty’s Revenue & Customs;

•	any contract, arrangement, transaction or proposal concerning the adoption, modification or operation of any scheme for enabling employees, including full time executive directors of Celsus or any of our subsidiaries to acquire shares of Celsus or any arrangement for the benefit of employees of Celsus or any of our subsidiaries, which does not award him any privilege or benefit not awarded to the employees to whom such scheme relates; or

•	any contract, arrangement, transaction or proposal concerning insurance which Celsus proposes to maintain or purchase for the benefit of directors or for the benefit of persons including directors.

Regulation 29 of the Articles states, that the board may authorize any matter which may otherwise involve a director breaching his duties under certain sections of the Companies Act 2006 to avoid conflicts of interest.

Any director (including the director which has the conflict) may propose that such conflicted director be authorized in relation to any matter which is the subject of such a conflict. The director with the conflict will not count towards the quorum at the meeting at which the conflict is considered and may not vote on any resolution authorizing the conflict. Where the board gives authority in relation to such a conflicts, the board may impose such terms on the relevant director as it deems appropriate.

Directors’ and Officers’ Compensation

The Companies Act requires that a resolution approving provisions to appoint a director for a fixed period of more than two years, must not be passed unless a memorandum setting out the proposed contract incorporating the provision is made available to members: in the case of a resolution at a meeting, by being made available for inspection by members of the company both (i) at the company’s registered office for not less than 15 days ending with the date of the meeting, and (ii) at the meeting itself.

Since David Sidransky and Mark Cohen were appointed on the Annual General meeting that convened on June 28, 2012, for a period of 3 years; the memorandum setting out the proposed contract incorporating such provision, was made available to members within the required period. Termination payments for loss of office to directors cannot be made without shareholder approval.

Directors’ Borrowing Powers

Our board of directors may, from time to time, in its discretion, cause us to borrow or secure the payment of any sum or sums of money for the purposes of our company.

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Retirement of Directors

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age.

Share Qualification of Directors

No shareholding qualification is required by a director.

Rights Attached to our Shares

Except as noted herein, the rights attaching to our Ordinary Shares and our deferred shares are the same. Until conversion of the deferred shares in accordance with the terms of our Articles, the deferred shares have no rights attaching to them whatsoever (other than the right of conversion). At any time before the fifth anniversary of the date of their issuance, at the option of the holders of the deferred shares, the deferred shares may be converted into Ordinary Shares. To effect the conversion, holders of the deferred shares must pay the difference between par value of each deferred share and either £0.25 in the case of a deferred A share, £0.60 in respect of a deferred B share, and £0.80 in respect of a deferred C share. The deferred shares can no longer be converted into our ordinary shares.

Dividend Rights.   Our Articles provide that our board of directors may, subject to the applicable provisions of the Companies Act, from time to time, declare such dividend as may appear to the board of directors to be justified by the profits of the company. Subject to the rights of the holders of shares with preferential or other special rights that may be authorized in the future, holders of Ordinary Shares are entitled to receive dividends according to their rights and interest in our profits. Dividends, to the extent declared, are distributed according to the proportion of the nominal value paid up on account of the shares held at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value, if any. Under the Companies Act, a company may distribute a dividend only if the distribution does not create a reasonable concern that the company will be unable to meet its existing and anticipated obligations as they become due. A company may only distribute a dividend out of the company’s profits, as defined under the Companies Act. If the company does not meet the profit requirement, a court may allow it to distribute a dividend, as long as the court is convinced that there is no reasonable concern that such distribution might prevent the company from being able to meet its existing and anticipated obligations as they become due.

Voting Rights.   Holders of Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.

The Ordinary Shares do not have cumulative voting rights in the election of directors. As a result, holders of Ordinary Shares that represent more than 50% of the voting power at the general meeting of shareholders, in person or by proxy, have the power to elect all the directors whose positions are being filled at that meeting to the exclusion of the remaining shareholders. At every annual general meeting, one third of the directors who are subject to retirement by rotation, or as near to it as may be, will retire from office. In any two year period, a majority of the directors must stand for re-election or replacement. In the event that this majority has not been met and the number of directors eligible for retirement by rotation under the provision of our Articles are not met, any further directors to retire are those who have been in office the longest since their last appointment or re-appointment, but as between persons who became or were last re-appointed directors on the same day, those to retire are determined by the Board of Directors at the recommendation of the Chairman. A retiring director is eligible for re-appointment, subject to the terms of our Articles.

The actions necessary to change the rights of holders of the Ordinary Shares are as follows: the rights of the shareholders would need to be altered by way of an extraordinary resolution requiring 75% vote of the shareholders who are present and voting in person or by proxy. In order to change the rights of a separate class of shares, it will require such a vote by shareholders of that class of shares.

Liquidation Rights.   In the event of our liquidation, subject to applicable law, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of Ordinary Shares in proportion to their respective holdings. This liquidation right may be affected by the grant of preferential dividends or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Redemption Provisions.   We may, subject to applicable law and to our Articles, issue redeemable preference shares and redeem the same.

Capital Calls.   Under our Articles and the Companies Act, the liability of our shareholders is limited to the nominal

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Transfer of Shares.   Fully paid Ordinary Shares are issued in registered form and may be transferred pursuant to our Articles, unless such transfer is restricted or prohibited by another instrument and subject to applicable securities laws.

Preemptive Rights.   Our shareholders have preemptive rights with respect to new issuances of equity securities. We plan to convene a shareholders’ meeting prior to the effectiveness of the registration statement to which this prospectus forms a part to obtain a waiver of such rights for a period of five years.

The articles state that the directors of the Company may refuse to authorize a transfer of shares if the shares in question have not been paid in full and are therefore only partly paid.

Modification of Rights

Subject to the provisions of the Companies Act, if at any time our capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the holders of at least three-fourths in nominal value of that class or with the sanction of a special resolution passed at a separate meeting of the holders of that class, but not otherwise. The quorum at any such meeting is two or more persons holding, or representing by proxy, at least one-third in nominal value of the issued shares in question.

Transfer Restrictions

Upon the listing of our shares on a Regulated Market (as defined by the Financial Services and Markets Act 2000, the AIM market of the London Stock Exchange, the New York Stock Exchange, the NYSE Amex, NASDAQ and similar securities exchanges), the Board may decide that up to 100% of each shareholders’ free shares (i.e. unrestricted shares under the applicable rules and regulations) shall be restricted to sale or transfer according to the following provisions, such shares as restricted by the Board being Restricted Shares: (i) during the first six months commencing on the date of the listing, no transfer of Restricted Shares is permitted; (ii) as of the seventh and eighth month following the date of the listing, such a shareholder may transfer shares that constitute up to 12.5% of his Restricted Shares per month; and (iii) as of the ninth month following the date of the listing, the remaining Restricted Shares are no longer considered restricted.

Shareholders’ Meetings and Resolutions

Pursuant to our Articles, the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy, who hold shares conferring in the aggregate more than 15% of our voting power. If at any time the Company has only one shareholder, such shareholder, in person, by proxy or, if a corporation, by its representative, shall constitute a quorum. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the chairman of the board may designate. Furthermore, the board of the company may call a general meeting whenever they think fit. If the Board, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time or place specified in the notice calling the general meeting, it may postpone the general meeting to another date, time and/or place.

Under the Companies Act, each shareholder of record must be provided at least 14 calendar days prior to the notice of any general shareholders’ meeting and 21 days prior to the notice of an annual general meeting. Subject to the provisions of the Companies Act, our annual general meeting will be held at such time and place or places as our board may determine. Our board may call a general meeting whenever it thinks fit, and must do so when required under the Companies Act. General meetings must also be convened on such requisition, or in default may be convened by such requisitionists or by court order, as provided by the Companies Act.

Limitation on Owning Securities

Our Articles do not restrict in any way the ownership or voting of Ordinary Shares by non-residents. Furthermore, there is no longer an obligation of a shareholder of a UK company which is a non-listed (in the UK or EU) company to voluntarily disclose his shareholding unless, required to do so by the company. If the company serves a demand on a person under section 793 to the Companies Act 2006, that person will be required to disclose any interest he has in the shares of the company.

Change in Control

We can issue additional shares with any rights or restrictions attached to them as long as not restricted by any rights attached to existing shares. These rights or restrictions can be decided by the directors so long as there is no conflict with any resolution passed by the shareholders. The ability of the directors to issue shares with rights or restrictions that are different than those attached to the currently outstanding Ordinary Shares could have the effect of delaying, deferring or preventing change of control of our company.

In addition, as discussed above under “- A. Directors and Senior Management”, our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Because this would prevent shareholders from replacing the entire board at a single meeting, this provision could also have the effect of delaying, deferring or preventing a change in control of our company.

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We may in the future be subject to the UK Takeover Code which is not binding on our company at the present time. Nevertheless, the UK Takeover Code could apply to our company under certain circumstances in the future and if that were to occur, each shareholder who is to acquire more than 29.9% of our issued and outstanding shares could, in most circumstances, be required to make an offer for all the shares in our company under the terms of the UK Takeover Code.

Drag Along

If any shareholder or shareholders holding in aggregate 75% or more of the issued Ordinary Shares wish to transfer such shares in a transaction or series of related transactions to a third party, such selling shareholders may require all remaining shareholders to offer the Ordinary Shares held by them to the proposed buyer.

Our Articles do not have conditions governing changes in our capital which are more stringent than those required by law.

City Code on Takeovers and Mergers

Since our place of central management and control is not in the United Kingdom, we are currently not subject to the U.K. City Code on Takeovers and Mergers (the “City Code”), which is issued and administered by the U.K. Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

(a)	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

(b)	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Material Contracts

Information regarding the Company’s material contracts is disclosed under Item 10.C of the 2013 Annual Report, on Form 20-F which is incorporated by reference herein.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or our articles of association on the right of non-residents to hold or vote shares.

Taxation

The following summary contains a description of certain United Kingdom and United States federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares or ADSs to a U.S. holder of our Ordinary Shares or ADSs. The summary is based upon the tax laws of the United Kingdom and the United States and the respective regulations thereunder as of the date hereof, which are subject to change.

For purposes of this description, a “U.S. Holder” includes any beneficial owner of the Celsus Ordinary Shares or ADSs that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or organized under the laws of any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust; or (2) such trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” is any beneficial owner of our Ordinary Shares or ADSs that is not a U.S. Holder.

This section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor. This discussion assumes that you are familiar with the tax rules applicable to investments in securities generally, and with any special rules to which you may be subject. In particular, the discussion deals only with investors that will hold Celsus Ordinary Shares or ADSs as capital assets, and does not address the tax treatment of investors that are subject to special rules, such as banks, financial institutions, insurance companies, dealers or traders in securities or currencies, persons that elect mark-to- market treatment, tax-exempt entities (including 401 pensions plans), real estate investment trusts, regulated investment companies, grantor trusts, individual retirement and other tax-deferred accounts, persons that received Celsus ordinary or ADS shares as compensation for the performance of services, persons who own, directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of section 958(b) of the United States Internal Revenue Code of 1986, or Code, 10% or more of Celsus voting shares or ADS, persons that are residents of the U.K. for U.K. tax purposes or that conduct a business or have a permanent establishment in the U.K., persons that hold Celsus Ordinary Shares or ADSs as a position in a straddle, hedging, conversion, integration, constructive sale or other risk reduction transaction, certain former citizens or long-term residents of the U.S., partnerships and their partners and persons whose functional currency is not the U.S. dollar. This discussion is based on laws, treaties, judicial decisions, and regulatory interpretations in effect on the date hereof, all of which are subject to change, as well as, in the United States, the Internal Revenue Code of 1986, as amended, or the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

You are urged to consult with your own advisers regarding the tax consequences of the acquisition, ownership, and disposition of our Ordinary Shares or ADSs in the light of your particular circumstances, including the effect of any state, local, or other national laws.

United Kingdom tax considerations

Taxation of dividends

Under current U.K. tax law, no tax is required to be withheld in the United Kingdom at source from cash dividends paid to U.S. resident holders.

Taxation of Capital Gains

Subject to the comments in the following paragraph, a holder of Celsus Ordinary Shares or ADSs who, for U.K. tax purposes, is not resident nor in the U.K. will not be liable for U.K. taxation on capital gains realized on the disposal of Celsus Ordinary Shares or ADS unless at the time of the disposal:

•	the holder carries on a trade, or in the case of an individual, a profession or vocation in the United Kingdom through, in the case of an individual, a branch or agency, or, in the case of a company, a permanent establishment, and

•	the Celsus Ordinary Shares or ADSs are or have been used, held, or acquired for the purpose of such trade, profession, vocation, branch, agency or permanent establishment.

A holder of Celsus Ordinary Shares or ADSs who (1) is an individual who has ceased to be resident for U.K. tax purposes in the United Kingdom, (2) was resident for U.K. tax purposes in the United Kingdom for at least four out of the seven U.K. tax years immediately preceding the year in which he or she ceased to be resident in the United Kingdom, (3) only remains non-resident in the United Kingdom for a period of less than five tax years and (4) disposes of his or her Celsus Ordinary Shares or ADSs during that period may also be liable, upon returning to the United Kingdom, for U.K. tax on capital gains, subject to any available exemption or relief, even though he or she was not resident in the United Kingdom at the time of the disposal. Residence for these purposes means an individual who is resident in the UK under UK domestic tax legislation who is not treated as resident in a country outside the UK for the purpose of double tax arrangements having effect at that time.

Inheritance Tax

Celsus Ordinary Shares or ADSs are assets situated in the United Kingdom for the purposes of U.K. inheritance tax (the equivalent of U.S. estate and gift tax). Subject to the discussion of the U.K.-U.S. estate tax treaty in the next paragraph, U.K. inheritance tax may apply (subject to any available reliefs) if an individual who holds Celsus Ordinary Shares or ADSs gifts them or dies even if he or she is neither domiciled in the United Kingdom nor deemed to be domiciled there under U.K. law. For inheritance tax purposes, a transfer of Celsus Ordinary Shares or ADSs at less than full market value may be treated as a gift for these purposes. Special inheritance tax rules apply (1) to gifts if the donor retains some benefit, (2) to close companies and (3) to trustees of settlements.

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However, as a result of the U.K.-U.S. estate tax treaty, Celsus Ordinary Shares or ADSs held by an individual who is domiciled in the United States for the purposes of the U.K.-U.S. estate tax treaty and who is not a U.K. national will not be subject to U.K. inheritance tax on that individual’s death or on a gift of the Celsus Ordinary Shares or ADSs unless the Ordinary Shares or ADSs:

•	are part of the business property of a permanent establishment in the United Kingdom, or

•	pertain to a fixed base in the United Kingdom used for the performance of independent personal services.

The U.K.-U.S. estate tax treaty provides a credit mechanism if the Celsus Ordinary Shares or ADSs are subject to both U.K. inheritance tax and to U.S. estate and gift tax.

U.K. Stamp Duty and Stamp Duty Reserve Tax (SDRT)

In general no stamp duty should be payable on any transfer of ADSs provided that the ADSs and any separate instrument of transfer are executed and retained at all times outside the United Kingdom. A transfer of shares in registered form would attract ad valorem stamp duty generally at the rate of 0.5% of the purchase price of the shares. There is no charge to ad valorem stamp duty on gifts.

An agreement to transfer ADSs should not give rise to SDRT. SDRT would generally be payable on an unconditional agreement to transfer shares in registered form at 0.5% of the amount or value of the consideration for the transfer, but is repayable if, within six years of the date of the agreement, an instrument transferring the shares is executed or, if the SDRT has not been paid, the liability to pay the tax (but not necessarily interest and penalties) would be cancelled.

HMRC now accepts that stamp duty/SDRT is not payable on issues of UK shares and securities to depositary receipt issuers and clearance services anywhere in the world. HMRC still contends however that stamp duty/SDRT at 1.5% is payable on transfers (by sale or otherwise) of shares and securities to depository receipt systems or clearance services that are not an integral part of an issue of share capital.

United States federal income taxation considerations

U.S. Taxation of Distributions

The gross amount of any distributions made by us to a U.S. Holder will generally be subject to U.S. federal income tax as dividend income to the extent paid or deemed paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations with respect to dividends received from other U.S. corporations. To the extent that an amount received by a U.S. Holder exceeds its allocable share of our current and accumulated earnings and profits, such excess would, subject to the discussion below, be treated first as a tax-free return of capital which will reduce such U.S. Holder’s tax basis in his Celsus Ordinary Shares or ADSs and then, to the extent such distribution exceeds such U.S. Holder’s tax basis, it will be treated as capital gain.

Subject to applicable holding period and other limitations, the U.S. Dollar amount of dividends received on the Celsus Ordinary Shares or ADSs by certain non-corporate U.S. Holders are currently subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends” and certain other requirements are met. Dividends paid on the Celsus Ordinary Shares or ADSs will be treated as qualified dividends if: (i) we are eligible for the benefits of the Treaty or the Ordinary Shares or ADSs are readily tradable on an established U.S. securities market and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company, or PFIC. Although we currently believe that distributions on the Celsus Ordinary Shares or ADSs that are treated as dividends for U.S. federal income tax purposes should constitute qualified dividends, no assurance can be given that this will be the case. U.S. Holders should consult their tax advisors regarding the tax rate applicable to dividends received by them with respect to the Celsus Ordinary Shares or ADSs, as well as the potential treatment of any loss on a disposition of Celsus Ordinary Shares or ADSs as long-term capital loss regardless of the U.S. Holders’ actual holding period for the Celsus Ordinary Shares or ADSs.

The 15% maximum individual tax rate for qualified dividends is scheduled to expire at the end of 2012, after which all dividends would be subject to ordinary income tax rates. The maximum rate for ordinary income for individuals, currently 35%, is scheduled to increase to 39.6% in 2013.

We have not maintained and do not plan to maintain calculations of earnings and profits under U.S. federal income tax principles. Accordingly, it is unlikely that U.S. Holders will be able to establish whether a distribution by us is in excess of our and accumulated earnings and profits (as computed under U.S. federal income tax principles). If U.S. Holders are unable to establish that distributions are in excess of our accumulated earnings and profits as determined under U.S. federal income tax principles, any distribution by us may be treated as taxable in its entirety as a dividend to U.S. Holders for U.S. federal income tax purposes.

For foreign tax credit computation purposes, dividends will generally constitute foreign source income, and with certain exceptions, will constitute “passive category income.”

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U.S. Taxation of Capital Gains

Gain or loss realized by a U.S. Holder on the sale or other disposition of Celsus Ordinary Shares or ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the Celsus Ordinary Shares or ADSs and the amount realized on the disposition. Such gain or loss generally will be treated as long-term capital gain or loss if the Celsus Ordinary Shares or ADSs have been held for more than one year. Any such gain or loss realized will generally be treated as U.S. source gain or loss. In the case of a U.S. Holder who is an individual, capital gains are currently subject to federal income tax at preferential rates if specified minimum holding requirements are met. The deductibility of capital losses is subject to significant limitations.

The maximum individual rate for long-term capital gain is currently 15%. This rate is scheduled to increase to 20% after 2012.

Medicare Tax

For taxable years beginning after 2012, individuals, estates and trusts will be subject to a Medicare tax of 3.8% on “net investment income,” including in particular dividends, interest, and capital gain from the sale of investment securities. The Medicare tax will apply to the lesser of such net investment income or the excess of the taxpayer’s adjusted gross income (with certain modifications) over a specified amount. The specified amount is $250,000 for married individuals filing jointly, $125,000 for married individuals filing separately, and $200,000 for single individuals.

Passive foreign investment company rules

We believe that we may be treated as a PFIC for U.S. federal income tax purposes for the current taxable year and in future years.

We would be a PFIC for U.S. federal income tax purposes in any taxable year if 75% or more of our gross income would be passive income, or on average at least 50% of the gross value of our assets is held for the production of, or produces, passive income. In making the above determination, we are treated as earning our proportionate share of any income and owning our proportionate share of any asset of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value. If we were considered a PFIC at any time when a U.S. Holder held Celsus Ordinary Shares or ADSs, we generally should continue to be treated as a PFIC with respect to that U.S. Holder, and the U.S. Holder generally will be subject to special rules with respect to (a) any gain realized on the disposition of the Celsus Ordinary Shares or ADSs and (b) any “excess distribution” by us to the U.S. Holder in respect of the Celsus Ordinary Shares or ADSs. Under the PFIC rules: (i) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the Celsus Ordinary Shares or ADSs, (ii) the amount allocated to the taxable year in which the gain or excess distribution was realized or to any year before we became a PFIC would be taxable as ordinary income and (iii) the amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect in that year and an interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year. Because a U.S. Holder that is a direct (and in certain cases indirect) shareholder of a PFIC is deemed to own its proportionate share of interests in any lower-tier PFICs, U.S. Holders should be subject to the foregoing rules with respect to any of our subsidiaries characterized as PFICs, if we are deemed a PFIC. A U.S. Holder may be able to avoid many of these adverse tax consequences if it elects to mark the Celsus Ordinary Shares or ADSs to market on an annual basis. However, any such mark to market election would not be available for a lower-tier PFIC. U.S. Holders are urged to consult their tax advisors about the PFIC rules, including the advisability, procedure and timing of making a mark-to-market election and the U.S. Holder’s eligibility to file such an election (including whether the Celsus Ordinary Shares or ADSs are treated as “publicly traded” for such purpose).

A U.S. Holder will be required to file Internal Revenue Service Form 8621 if such U.S. Holder owns Celsus Ordinary Shares or ADSs in any year in which we are classified as a PFIC.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting to the IRS and possible backup withholding with respect to dividends paid on, or proceeds of the sale or other disposition of the Celsus Ordinary Shares or ADSs unless such U.S. Holder is a corporation or qualifies within certain other categories of exempt recipients or provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Amounts withheld under these rules may be credited against the U.S. Holder’s U.S. federal income tax liability and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate IRS forms and furnishing any required information. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

A non-U.S. Holder generally will not be subject to information reporting or backup withholding with respect to dividends on Celsus Ordinary Shares or ADSs, unless payment is made through a paying agent (or office) in the United States or through certain U.S.-related financial intermediaries. However, a Non-U.S. Holder generally may be subject to information reporting and backup withholding with respect to the payment within the United States of dividends on the Celsus Ordinary Shares or ADSs, unless such non-U.S. Holder provides a taxpayer identification number, certifies under penalties of perjury as to its foreign status, or otherwise establishes an exemption.

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Pursuant to the Hiring Incentives to Restore Employment Act enacted on March 18, 2010, an individual U.S. Holder may be required to submit to the IRS certain information with respect to his or her beneficial ownership of Celsus Ordinary Shares or ADSs, unless such Ordinary Shares or ADSs are held on his or her behalf by a financial institution, as defined in Section 6038D of the Code. The new law also imposes penalties if an individual U.S. Holder is required to submit such information to the IRS and fails to do so. U.S. Holders should consult their own tax advisors regarding the application of the new law in their particular circumstances.

Dividends and Paying Agents

None.

Documents on Display

We file reports and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. We also provide Deutsche Bank Trust Americas, as depositary under the deposit agreement between us, the depositary and registered holders of the American Depositary Receipts evidencing ADSs, with annual reports, including a review of operations, and annual audited consolidated financial statements prepared in conformity with US GAAP.

While we are a foreign private issuer, we will be exempt from the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

For more information, see “Where You Can Find More Information” below.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our Articles of Association and certain provisions of English law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuer by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Certain legal matters with respect to English law with respect to the validity of certain of the offered securities will be passed upon for the issuer by Fladgate LLP (registered in England). Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Celsus Therapeutics PLC and its subsidiaries as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 appearing in this prospectus have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst &Young Global, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

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1.	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013 filed with the SEC on March 24, 2014 and as amended on April 7, 2014;

2.	Our Forms 6-K filed with the SEC on March 31, 2014, May 12, 2014 and June 24, 2014; and

3.	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 30, 2014, including any amendment or report filed for the purpose of updating such description.

We may incorporate additional Forms 6-K by identifying in such Forms that they are being incorporated by reference into this prospectus.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: 53 Davies Street, London W1K 5JH, United Kingdom, Attention: Investor Relations, telephone: +44-203-318-3004 or 24 West 40th Street, New York, NY 10018, USA, telephone +1-646-350-0702. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the SEC’s website at www.sec.gov, as well as at our website at www.celsustx.com. You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Rooms.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

Mark S. Cohen of Pearl Cohen Zedek Latzer, LLP, our Executive Chairman, is our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction in the Borough of Manhattan in New York, New York, arising out of or based upon this offering.

Fladgate LLP, our English solicitors, has advised us that there is some doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely on the federal securities laws of the United States. In addition, awards for punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom.

An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

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CELSUS THERAPEUTICS PLC

$75,000,000

Ordinary Shares

Ordinary Shares, in the form of American Depositary Shares

Preference Shares

Preference Shares, in the form of American Depositary Shares

Warrants

PROSPECTUS

August 20, 2014